Exhibit 99.1
July 27, 2009
Dear Shareholders (and friends) of AssuranceAmerica,
We continue to be encouraged by our monthly results ... growth on the top line in a difficult economy, along with earnings improvement. CreditSuisse (7/10/09) reports “auto pricing is increasing”. Raymond James (7/16/09) reports “CPI data suggests premium increased 4.7% YOY”. An analysis by Conning Research (2nd Quarter 2009), “continued price firming, reduced mileage, along with 16% of drivers dropping coverage, and “high unemployment”. Even with these developments, our total number of policyholders increases. That speaks well for the management team led by Joe Skruck.
Following is our report on June’s results:

	June (Unaudited)
	Current Month			Year To Date
	2009	2008	Change %	2009	2008	Change %
	(In $1,000)			(In $1,000)
• Gross Premiums Produced[1]*	$11,953	$11,624	3%	$78,996	$75,946	4%

• MGA/Carrier Gross Premiums Produced [1,2]	$8,496	$7,689	10%	$57,827	$52,071	11%
• MGA/Carrier Revenues [2]	$5,023	$4,577	10%	$31,007	$28,712	8%

• Retail Agencies Gross Premium Produced [1,2]*	$4,570	$4,946	(8)%	$30,058	$33,968	(12)%
• Retail Agencies Group Revenues [2] *	$704	$776	(9)%	$4,770	$5,356	(11)%

• Company Revenues*	$5,546	$5,177	7%	$34,179	$32,303	6%
• Company Pre-Tax Income before stock option*	$227	$43	428%	$1,852	$404	358%
• Company Pre-Tax Income*	$193	$72	168%	$1,685	$362	365%

[1]	Gross Premiums Produced is a non-GAAP financial metric used as the primary measure of the underlying growth of the company’s revenue stream.

[2]	Before intercompany eliminations

*	Current year financial data includes agency acquisitions that may not be included in prior year data
To follow your stock, we suggest you go to http://finance.yahoo.com, symbol ASAM.OB.
As always, we appreciate your continued support and interest in AssuranceAmerica Corporation.
Sincerely,

/s/ Guy W. Millner	/s/ Joseph J. Skruck

Guy W. Millner Chairman and Chief Executive Officer	Joseph J. Skruck President and Chief Operating Officer
This document is for informational purposes only and not intended for general distribution. It does not constitute an offer to sell, or a solicitation of an offer to buy securities in AssuranceAmerica Corporation. This document includes statements that may constitute “forward-looking” statements. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.